UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CHEMED CORPORATION
(Name of Registrant as Specified in Its Charter)

MMI INVESTMENTS, L.P. MCM CAPITAL MANAGEMENT, LLC JOHN S. DYSON CLAY B. LIFFLANDER SCOTT J. CROMIE JAMES FOY PETER A. MICHEL CARROLL R. WETZEL, JR.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 27, 2009, MMI Investments, L.P. (“MMI Investments”), together with the other participants named herein (collectively, the “MMI Group”), made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy to be used to solicit votes for the election of its slate of director nominees at the at the 2009 annual meeting of stockholders (the “Annual Meeting”) of Chemed Corporation (the “Company”).

Item 1:  On May 20, 2009, MMI Investments issued the following press release announcing the withdrawal of its slate of nominees for election to the Board of Directors of the Company at the Annual Meeting.  The MMI Group will not vote any proxies received from stockholders of the Company at the Annual Meeting.

MMI WITHDRAWS ITS NOMINATION OF DIRECTORS FOR THE CHEMED BOARD

NEW YORK, NY, May 20, 2009 -- MMI Investments, L.P. (“MMI”) today announced that it has sent a letter to the board of Chemed Corporation (“Chemed”) withdrawing its nomination of director candidates for Chemed’s board.

The full text of MMI’s letter follows:

May 20, 2009

The Board of Directors
c/o Chairman George J. Walsh III
Chemed Corporation
2600 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202-4726

Dear Members of the Board,

Enclosed please find a copy of MMI Investments, L.P. (“MMI”) formal withdrawal letter concerning MMI’s nomination of directors for election to the Chemed Corporation's (“Chemed”) Board of Directors at the upcoming 2009 annual meeting. We congratulate you on a well–waged election contest. While we feel that any of our candidates would have added significant value to the Chemed board, we do feel that there have been some positive outcomes as a result of the contest.

We welcome Chemed replacing two insider directors in its own words, “in response to MMI’s announcement”, with two qualified and independent directors.  We know both Ernie Mrozek and Tom Rice and consider them to be accomplished executives with reputations for high integrity and competency.  We are pleased that our actions resulted in Ernie and Tom being nominated for election to the board.

We are also gratified by Chief Executive Officer Kevin McNamara’s acknowledgement, in response to our demand for a tax-free spin-off and contrary to his prior public position, that such a transaction is easily practicable and “could create substantial shareholder value.”  We hope that management, the board and your financial advisors will focus on the tax free spin-off on an ongoing basis with a particular eye on the tax leakage avoided compared to other potential transactions to separate these two businesses that we both have agreed do not belong together over the long run. In citing the timing of such a transaction as the primary difference in viewpoint between Chemed and MMI, Chemed’s board and management has in our view made a promise to stockholders that as markets stabilize, you will act.

MMI intends to remain a significant stockholder and hopes that we can continue to engage in constructive dialogue in the future regarding our mutual objective of seeing future value creation and maximization at Chemed.

Sincerely,

Clay Lifflander